CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
FIRST QUARTER 2022 FINANCIAL RESULTS

Camden National Reports a 2% Increase in Net Income and Diluted EPS
for the First Quarter of 2022 over the Fourth Quarter of 2021

CAMDEN, Maine, April 26, 2022/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.4 billion bank holding company headquartered in Camden, Maine, reported net income of $16.8 million and diluted earnings per share ("EPS") of $1.13 for the first quarter of 2022, each an increase of 2% over the fourth quarter of 2021. Net income decreased $2.9 million, or 15%, and EPS decreased $0.18, or 14%, compared to the first quarter of 2021. The Company's return on average equity was 12.96% and return on average tangible equity (non-GAAP) was 16.01%, compared to 12.0% and 14.71% , respectively, for the fourth quarter of 2021.

"We are pleased to report a strong start to 2022 in light of emerging economic and geopolitical challenges,” said Gregory A. Dufour, President and Chief Executive Officer. “Diluted EPS for the first quarter of 2022 increased 2% over last quarter, while diluted EPS decreased 14% compared to the first quarter of 2021. This decrease year-over-year was expected given the significant change in the macro-economic environment between periods. In the first quarter of 2021, we were originating SBA PPP loans and residential mortgage sales were at or near record levels, which drove higher revenues in comparison to the first quarter of this year."

“We enter the second quarter with strong asset quality indicators and regulatory capital levels, which are essential as interest rates have begun to increase and are forecasted to rise sharply this year, along with a flattening yield curve that is at risk of inversion. We are closely monitoring these events,” Dufour explained.

FIRST QUARTER 2022 HIGHLIGHTS

•Net income increased by $304,000, or 2%, over the fourth quarter of 2021, while earnings before income taxes, provision and Small Business Administration Paycheck Protection Program ("SBA PPP") income (non-GAAP) decreased $298,000, or 2%, compared to the fourth quarter of 2021.
•Loans grew $102.7 million, or 3%, during the first quarter of 2022, or $132.4 million, or 4%, excluding SBA PPP loans (non-GAAP) driven by residential mortgage growth.

•Asset quality remains strong, highlighted by a non-performing assets to total assets ratio of 0.12% and loans 30-89 days past due to total loans ratio of 0.04% at March 31, 2022, compared to 0.13% and 0.04% as of December 31, 2021, respectively.
•Allowance for credit losses on loans coverage ratio decreased 7 basis points during the first quarter of 2022 to 0.90% of total loans at March 31, 2022 driven by the release of reserves provided for certain loans previously granted short-term modifications for COVID-19 pandemic hardships.
•Repurchased 13,086 shares of the Company's common stock at a weighted average price $46.51 during the first quarter of 2022.

FINANCIAL CONDITION

As of March 31, 2022, total assets were $5.4 billion, a decrease of $80.0 million, or 1%, since December 31, 2021. The decrease in assets was driven by a decrease in investment balances of $86.1 million, or 6%, and cash balances of $81.2 million, or 37%, which was driven by loan growth of $102.7 million, or 3%, during the quarter.

Investment balances totaled $1.4 billion, or 27% of total assets at March 31, 2022, compared to $1.5 billion, or 28% of total assets, as of December 31, 2021. The decrease in investment balances during the first quarter of 2022 was driven by the change in market value of the investment portfolio designated as available-for-sale ("AFS") due to the sharp increase in interest rates during the quarter as the Federal Open Market Committee signaled more increases in the Federal Funds Interest Rate in 2022 and 2023 to combat inflation. The increase in interest rates drove lower bond prices and resulted in an unrealized loss on the Company's AFS investment portfolio of $94.2 million, or 6% of its book value, as of March 31, 2022, compared to an unrealized loss of $1.5 million, which was less than 1% of its book value, as of December 31, 2021. As of March 31, 2022, the AFS investment portfolio consisted primarily of mortgage-backed securities and collateralized mortgage obligations, and the weighted-average life and duration of the AFS investments portfolio was 6.4 years and 5.4 years, respectively, compared to 5.9 years and 4.7 years as of December 31, 2021.

Loan balances grew 3% to $3.5 billion, or 65% of total assets, at March 31, 2022, compared to $3.4 billion, or 62% of total assets, as of December 31, 2021. Residential mortgage loan balances grew $85.8 million, or 7%, and commercial loan balances grew $40.0 million, or 11%, during the first quarter of 2022, while SBA PPP loans decreased $29.6 million over this period to $6.3 million as of March 31, 2022. For the first quarter of 2022, the Company held in its residential mortgage portfolio 77% of its funded production, compared to 67% for the fourth quarter of 2021. The increase in the percentage of residential mortgages held within the loan portfolio is the result of local market interest rates not keeping pace with secondary market expectations as financial institutions work to put excess liquidity to work in an environment with lower housing inventory levels and slower refinance activity. Based on these factors, the Company anticipates the majority of its residential mortgage production will be held within its loan portfolio for the remainder of the year.

Total deposits decreased $32.2 million, or 1%, during the first quarter of 2022 and remained at $4.6 billion as of March 31, 2022, driven by a decrease in brokered deposits as short-term borrowings and core deposits (non-GAAP) growth of 1% supplemented the Company's funding needs.

The Company's loan-to-deposit ratio was 77% at March 31, 2022, compared to 74% at December 31, 2021.

As of March 31, 2022, the Company's regulatory capital ratios were each well in excess of regulatory capital requirements. Despite the Company's regulatory capital ratios remaining strong, a decrease in the market value of the AFS investment portfolio due to the increase in interest rates during the first quarter of 2022 caused decreases across the common equity ratio, tangible common equity ratio (non-GAAP), book value per share and tangible book value per share (non-GAAP) over this period. During the first quarter of 2022, the Company's common equity ratio decreased 94 basis points to 8.90% at March 31, 2022 and its tangible common equity ratio (non-GAAP) decreased 97 basis points to 7.25%, while its book value per share decreased 11% to $32.72 at March 31, 2022 and tangible book value per share (non-GAAP) decreased 13% to $26.16 at March 31, 2022.

In the first quarter of 2022, the Company initiated a new share repurchase program for up to 750,000 shares of its common stock, or approximately 5% of the Company's shares outstanding. This share repurchase program replaces the 2021 program and will continue until the earlier of: (1) reaching the authorized share repurchase amount, (2) a vote by the Board of Directors to terminate the program, or (3) January 3, 2023. During the first quarter of 2022, the Company repurchased 13,086 shares of its outstanding common stock at an average price of $46.51. Subsequent to March 31, 2022, another 46,794 shares of the Company's common stock were purchased at a weighted average price of $46.89 through April 11, 2022.

ASSET QUALITY

As of March 31, 2022, the Company's asset quality metrics remained very strong with non-performing assets of 0.12% of total assets and loans 30-89 days past due of 0.04% of total loans. In comparison, at December 31, 2021 and March 31, 2021, non-performing assets were 0.13% and 0.20%, respectively, of total assets, and loans 30-89 days past due were 0.04% and 0.05%, respectively, of total loans.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

The Company accounts for its ACL on loans in accordance with the current expected credit losses model, commonly referred to as "CECL." At March 31, 2022, the ACL on loans was $31.8 million, or 0.90% of total loans, compared to $33.3 million, or 0.97% of total loans, at December 31, 2021. In estimating the ACL on loans at March 31, 2022, the Company considered portfolio make-up and loan balances, current and forecasted macroeconomic and credit trends, as well as Company-specific factors. The decrease in the ACL on loans of $1.5 million for the first quarter of 2022 was primarily driven by the release of $1.9 million of additional reserves provided for certain commercial real estate loans in response to COVID-19 modifications due to the heightened credit risk. The Company had established certain metrics that needed to be met prior to the release of these additional reserves, during the first quarter of 2022, the first tranche of these loans met all required metrics and the associated additional reserves were released. As of March 31, 2022, there were $3.2 million of additional reserves provided for certain commercial loans within the Company's ACL on loans that are subject to release upon certain metrics being met, and it is anticipated the Company will release the majority of these reserves over the coming quarters.

Overall, the global and national markets continue to be volatile and carry a high degree of uncertainty. These factors subject our ACL estimate under CECL to a higher risk of fluctuation between periods.

FINANCIAL OPERATING RESULTS (Q1 2022 vs. Q4 2021)

Net income for the first quarter of 2022 was $16.8 million, an increase of $304,000, or 2%, over the fourth quarter of 2021. Diluted EPS for the first quarter of 2022 was $1.13, an increase of $0.02, or 2%, over this same period.

Earnings before income taxes, provision and SBA PPP income for the first quarter of 2022 was $18.9 million, a decrease of $298,000, or 2%, from the fourth quarter of 2021.

Net Interest Income and Net Interest Margin. Net interest income for the first quarter of 2022 was $36.4 million, a decrease of $432,000, or 1%, from the fourth quarter of 2021.
•Interest income for the first quarter of 2022 of $38.9 million was $593,000, or 2%, lower than the fourth quarter of 2021 driven by: (1) a decrease in SBA PPP income of $1.7 million as SBA PPP loan forgiveness accelerated during the first quarter of 2022 and, as a result, SBA PPP loans decreased $29.6 million during the quarter, partially offset by (2) by an increase in average loan balances of $104.9 million, or 3%. The yield on average interest-earning assets for the first quarter was 3.07%, an increase of 5 basis points over the fourth quarter of 2021. However, adjusting for SBA PPP loans and excess liquidity, the yield on average-interest earning assets for the first quarter was 3.04%, an increase of 3 basis points compared to the fourth quarter of 2021. This increase was driven primarily by higher investment yields of 6 basis points between periods.

•Interest expense for the first quarter of 2022 of $2.5 million was $161,000, or 6%, lower than the fourth quarter of 2021 driven by a decrease in average brokered deposit balances between periods of $95.1 million. Cost of funds for the first quarter of 2022 and fourth quarter of 2021 were 0.21%.

Net interest margin for the first quarter of 2022 was 2.87%, an increase of 5 basis points over the fourth quarter of 2021. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the first quarter of 2022 was 2.84%, an increase of 5 basis points compared to the fourth quarter of 2021.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	Q1 2022	Q4 2021	Increase / (Decrease)
(Credit) provision for credit losses - loans	$(1,236)	$1,220	$(2,456)
Provision for credit losses - off-balance sheet credit exposures	161	10	151
(Credit) provision for credit losses	$(1,075)	$1,230	$(2,305)

•For the first quarter of 2022, a negative provision for credit losses on loans of $1.2 million was recorded as $1.9 million of additional reserves that were established on certain loans in response to COVID-19 modifications due to their heightened credit risk were released, which more than offset the provision expense that would have otherwise be required on $102.7 million of loan growth during the quarter.

•For the fourth quarter of 2021, provision expense for credit losses on loans of $1.2 million was recorded driven by loan growth of $116.2 million during the quarter.

Non-Interest Income. Non-interest income for the first quarter of 2022 was $9.8 million, a decrease of $2.3 million, or 19%, from the fourth quarter of 2021, which was primarily driven by lower mortgage banking income of $1.1 million and debit card income of $1.1 million.

•The decrease in mortgage banking income was driven by residential mortgage sales to the secondary market of $46.6 million, or 23% of production, for the first quarter of 2022, compared to residential mortgage sales to the secondary market of $82.1 million, or 33% of production, for the fourth quarter of 2021.

•The decrease in debit card income was primarily driven by receipt of our annual incentive bonus of $741,000 in the fourth quarter of 2021 and a decrease in seasonal spend between periods.

Non-Interest Expense. Non-interest expense for the first quarter of 2022 was $26.2 million, a decrease of $759,000, or 3%, compared to the fourth quarter of 2021. The primary driver for the decrease between periods was due to lower other expenses of $852,000, which was the result of: (1) a decrease in the valuation adjustment on the Company's back-to-back loan swap program that resulted in a lower expense of $283,000, (2) lower customer-related fraud costs of $204,000, (3) lower employee-related costs of $185,000 and (4) lower marketing-related costs of $134,000.

SUMMARY OF FINANCIAL OPERATING RESULTS (Q1 2022 vs. Q1 2021)

Net income for the first quarter of 2022 decreased $2.9 million, or 15%, compared to the first quarter of 2021. Diluted EPS for the first quarter of 2022 decreased $0.18, or 14%, to $1.13 as compared to the same period last year.

Net Interest Income and Net Interest Margin. Net interest income increased $4.0 million, or 12%, between periods driven by: (1) higher average investment balances of $459.7 million, or 43%, and loan balances $213.6 million, or 7%, (2) lower interest expense of $531,000, or 18%, due to an 8 basis point decrease in costs of funds due to shift in funding mix from borrowings to deposits and lower interest rates, partially offset by (3) lower SBA PPP loan income of $844,000 and (4) a decrease in average loan yields of 8 basis points.

Net interest margin for the first quarter of 2022 was 2.87%, a decrease of 1 basis point from the first quarter of 2021. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the first quarter of 2022 was 2.84%, a decrease of 7 basis points compared to the first quarter of 2021, due to a 15 basis point decrease in adjusted average yield on interest-earning assets, partially offset by an 8 basis point decrease in cost of funds.

Credit for credit losses. An increase in provision for credit losses of $881,000, as the negative provision expense for the first quarter of 2022 was $1.2 million compared to $2.0 million for the first quarter of 2021.

Non-Interest Income. The decrease in non-interest income of $5.4 million, or 35%, was primarily driven by a decrease in mortgage banking income of $6.1 million as the Company sold $46.6 million, or 23% of residential mortgage production, during the first quarter of 2022, compared to $196.6 million, or 66% of residential mortgage production, during the first quarter of 2021, partially offset by an increases in other fee income products.

Non-Interest Expense. The increase in non-interest expense of $1.3 million, or 5%, was primarily driven by higher salary costs of 11% due to normal merit cycles and an off-cycle merit increase in October 2021.

The Company's GAAP efficiency ratio for the first quarter of 2022 was 56.74% and non-GAAP efficiency ratio was 56.47%, compared to 52.33% and 50.96% for the first quarter of 2021, respectively.

Q1 2022 CONFERENCE CALL

Camden National will host a conference call and webcast at 1:00 p.m., Eastern Time, on Tuesday, April 26, 2022 to discuss its first quarter 2022 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic): (844) 200-6205
Live dial-in (international): (929) 526-1599
Participant access code:        297057
Live webcast: https://events.q4inc.com/attendee/363726320

A link to the live webcast will be available on Camden National's website under "Investor Relations" at
www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

2022 ANNUAL MEETING OF SHAREHOLDERS

Camden National has scheduled its annual meeting of shareholders for Tuesday, April 26, 2022, at 3:00 p.m. Eastern Daylight Time. Due to the ongoing concerns regarding the public health impact of COVID-19, the Company will hold its annual meeting both in person and virtually via live audio webcast. Shareholders will be permitted to attend the annual meeting in person at Camden National's Hanley Center, Fox Ridge Office Park, 245 Commercial Street, Rockport, Maine 04856, only to the extent consistent with, or permitted by, applicable law and directives of public health authorities. We strongly urge shareholders to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/CAC2022.

Camden National's proxy materials for its annual meeting of shareholders and additional information can be found at www.cacannualmeeting.com.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.4 billion in assets and approximately 620 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 66 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past four years, Camden National Bank was named a Customer Experience (CX) Leader by Coalition Greenwich, a division of CRISIL. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business Banking. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years, and the bank was included in the 2021 list of Best Places to Work in Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements about the potential effects of the COVID-19 pandemic on our business, results of operations and financial condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, the emergence of new variants and the continued effectiveness of vaccines against those variants, action taken by government authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, service providers and on economies and markets more generally. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as earnings before income taxes and provision and earnings before income taxes, provision and SBA PPP loan income; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended
(In thousands, except number of shares and per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Financial Condition Data
Investments	$1,437,410	$1,523,485	$1,131,178
Loans and loans held for sale	3,540,923	3,437,289	3,259,275
Allowance for credit losses on loans	31,770	33,256	35,775
Total assets	5,420,415	5,500,356	5,089,279
Deposits	4,576,664	4,608,889	4,211,630
Borrowings	281,999	255,939	245,739
Shareholders' equity	482,446	541,294	532,120
Operating Data
Net interest income	$36,365	$36,797	$32,364
(Credit) provision for credit losses	(1,075)	1,230	(1,956)
Non-interest income	9,825	12,101	15,215
Non-interest expense	26,209	26,968	24,899
Income before income tax expense	21,056	20,700	24,636
Income tax expense	4,261	4,209	4,896
Net income	$16,795	$16,491	$19,740
Key Ratios
Return on average assets	1.26%	1.18%	1.62%
Return on average equity	12.96%	12.00%	15.00%
GAAP efficiency ratio	56.74%	55.15%	52.33%
Net interest margin (fully-taxable equivalent)	2.87%	2.82%	2.88%
Non-performing assets to total assets	0.12%	0.13%	0.20%
Common equity ratio	8.90%	9.84%	10.46%
Tier 1 leverage capital ratio	9.30%	8.92%	9.61%
Common equity tier 1 risk-based capital ratio	12.38%	12.47%	13.11%
Per Share Data
Basic earnings per share	$1.14	$1.11	$1.32
Diluted earnings per share	$1.13	$1.11	$1.31
Cash dividends declared per share	$0.40	$0.40	$0.36
Book value per share	$32.72	$36.72	$35.64
Non-GAAP Measures(1)
Return on average tangible equity	16.01%	14.71%	18.47%
Efficiency ratio	56.47%	54.90%	50.96%
Adjusted net interest margin (fully-taxable equivalent)	2.84%	2.79%	2.91%
Earnings before income taxes and provision for credit losses	$19,981	$21,930	$22,680
Earnings before income taxes, provision for credit losses and SBA PPP loan income	$18,948	$19,246	$20,803
Tangible common equity ratio	7.25%	8.22%	8.71%
Tangible book value per share	$26.16	$30.15	$29.12
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
ASSETS
Cash, cash equivalents and restricted cash	$139,383	$220,625	$368,247
Investments:
Trading securities	4,124	4,428	4,123
Available-for-sale securities, at fair value (amortized cost of $1,516,057, $1,508,981 and $1,100,515, respectively)	1,421,809	1,507,486	1,115,548
Held-to-maturity securities, at amortized cost (fair value of $1,300, $1,380 and $1,397, respectively)	1,290	1,291	1,295
Other investments	10,187	10,280	10,212
Total investments	1,437,410	1,523,485	1,131,178
Loans held for sale, at fair value (book value of $6,818, $5,786 and $22,243, respectively)	6,705	5,815	22,229
Loans:
Commercial real estate	1,503,890	1,495,460	1,390,327
Commercial	403,352	363,695	366,159
SBA PPP	6,311	35,953	169,407
Residential real estate	1,392,199	1,306,447	1,051,765
Consumer and home equity	228,466	229,919	259,388
Total loans	3,534,218	3,431,474	3,237,046
Less: allowance for credit losses on loans	(31,770)	(33,256)	(35,775)
Net loans	3,502,448	3,398,218	3,201,271
Goodwill and core deposit intangible assets	96,729	96,885	97,377
Other assets	237,740	255,328	268,977
Total assets	$5,420,415	$5,500,356	$5,089,279
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,200,807	$1,279,565	$860,024
Interest checking	1,440,390	1,351,736	1,349,528
Savings and money market	1,474,300	1,459,472	1,367,274
Certificates of deposit	299,865	309,648	346,046
Brokered deposits	161,302	208,468	288,758
Total deposits	4,576,664	4,608,889	4,211,630
Short-term borrowings	237,668	211,608	186,408
Subordinated debentures	44,331	44,331	59,331
Accrued interest and other liabilities	79,306	94,234	99,790
Total liabilities	4,937,969	4,959,062	4,557,159
Commitments and Contingencies
Shareholders’ equity
Common stock, no par value: authorized 40,000,000 shares, issued and outstanding 14,746,410, 14,739,956 and 14,928,434 shares on March 31, 2022, December 31, 2021 and March 31, 2021, respectively	123,012	123,111	131,695
Retained earnings	435,347	424,412	391,860
Accumulated other comprehensive (loss) income:
Net unrealized (loss) gain on available-for-sale securities, net of tax	(73,984)	(1,173)	11,801
Net unrealized gain (loss) on cash flow hedging derivative instruments, net of tax	1,166	(1,779)	538
Net unrecognized loss on postretirement plans, net of tax	(3,095)	(3,277)	(3,774)
Total accumulated other comprehensive (loss) income	(75,913)	(6,229)	8,565
Total shareholders’ equity	482,446	541,294	532,120
Total liabilities and shareholders’ equity	$5,420,415	$5,500,356	$5,089,279

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended
(In thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Interest Income
Interest and fees on loans	$32,035	$32,827	$30,560
Taxable interest on investments	5,789	5,507	3,829
Nontaxable interest on investments	764	754	728
Dividend income	106	106	105
Other interest income	164	257	166
Total interest income	38,858	39,451	35,388
Interest Expense
Interest on deposits	1,833	1,963	2,063
Interest on borrowings	131	151	156
Interest on subordinated debentures	529	540	805
Total interest expense	2,493	2,654	3,024
Net interest income	36,365	36,797	32,364
(Credit) provision for credit losses	(1,075)	1,230	(1,956)
Net interest income after (credit) provision for credit losses	37,440	35,567	34,320
Non-Interest Income
Debit card income	2,924	3,979	2,736
Service charges on deposit accounts	1,833	1,826	1,539
Income from fiduciary services	1,631	1,656	1,526
Mortgage banking income, net	1,034	2,084	7,109
Brokerage and insurance commissions	994	1,028	953
Bank-owned life insurance	576	590	594
Other income	833	938	758
Total non-interest income	9,825	12,101	15,215
Non-Interest Expense
Salaries and employee benefits	15,506	15,265	14,522
Furniture, equipment and data processing	3,132	3,293	3,027
Net occupancy costs	2,144	1,963	1,951
Debit card expense	1,066	1,147	986
Consulting and professional fees	1,007	1,039	863
Regulatory assessments	655	562	503
Amortization of core deposit intangible assets	156	164	164
Other real estate owned and collection (recoveries) costs, net	(85)	55	(191)
Other expenses	2,628	3,480	3,074
Total non-interest expense	26,209	26,968	24,899
Income before income tax expense	21,056	20,700	24,636
Income Tax Expense	4,261	4,209	4,896
Net Income	$16,795	$16,491	$19,740
Per Share Data
Basic earnings per share	$1.14	$1.11	$1.32
Diluted earnings per share	$1.13	$1.11	$1.31

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$100,002	$322,779	$210,844	0.13%	0.15%	0.09%
Investments - taxable	1,409,567	1,392,645	946,456	1.71%	1.65%	1.71%
Investments - nontaxable(1)	115,021	113,429	118,469	3.36%	3.36%	3.11%
Loans(2):
Commercial real estate	1,489,304	1,450,454	1,382,794	3.64%	3.61%	3.58%
Commercial(1)	372,910	338,402	346,008	3.54%	3.58%	3.82%
SBA PPP	21,687	55,982	154,900	19.05%	18.76%	4.85%
Municipal(1)	15,221	14,966	24,133	3.46%	3.56%	3.33%
Residential real estate	1,347,427	1,273,342	1,083,101	3.46%	3.47%	3.72%
Consumer and home equity	226,731	235,232	268,711	4.26%	4.24%	4.17%
Total loans	3,473,280	3,368,378	3,259,647	3.70%	3.85%	3.76%
Total interest-earning assets	5,097,870	5,197,231	4,535,416	3.07%	3.02%	3.15%
Other assets	323,233	361,169	401,973
Total assets	$5,421,103	$5,558,400	$4,937,389

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,199,456	$1,286,858	$817,631	—%	—%	—%
Interest checking	1,414,704	1,343,206	1,289,511	0.19%	0.20%	0.19%
Savings	750,899	726,085	626,591	0.04%	0.04%	0.04%
Money market	710,256	726,890	685,026	0.30%	0.29%	0.31%
Certificates of deposit	304,720	315,908	351,555	0.45%	0.47%	0.63%
Total deposits	4,380,035	4,398,947	3,770,314	0.15%	0.15%	0.19%
Borrowings:
Brokered deposits	176,399	271,474	284,620	0.55%	0.46%	0.45%
Customer repurchase agreements	208,147	208,055	165,721	0.25%	0.29%	0.29%
Subordinated debentures	44,331	44,331	59,331	4.84%	4.84%	5.50%
Other borrowings	1,613	1	14,444	0.39%	0.40%	0.99%
Total borrowings	430,490	523,861	524,116	0.85%	0.76%	0.99%
Total funding liabilities	4,810,525	4,922,808	4,294,430	0.21%	0.21%	0.29%
Other liabilities	85,140	90,245	109,314
Shareholders' equity	525,438	545,347	533,645
Total liabilities & shareholders' equity	$5,421,103	$5,558,400	$4,937,389
Net interest rate spread (fully-taxable equivalent)				2.86%	2.81%	2.86%
Net interest margin (fully-taxable equivalent)				2.87%	2.82%	2.88%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.84%	2.79%	2.91%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Three Months Ended March 31, 2022	At or For The Year Ended December 31, 2021	At or For The Nine Months Ended September 30, 2021	At or For The Six Months Ended June 30, 2021	At or For The Three Months Ended March 31, 2021
Non-accrual loans:
Residential real estate	$2,052	$2,107	$2,576	$2,725	$3,637
Commercial real estate	183	184	207	222	309
Commercial	1,045	829	860	1,511	1,737
Consumer and home equity	1,172	1,207	1,429	1,424	1,897
Total non-accrual loans	4,452	4,327	5,072	5,882	7,580
Accruing troubled-debt restructured loans not included above	2,303	2,392	2,564	2,519	2,579
Total non-performing loans	6,755	6,719	7,636	8,401	10,159
Other real estate owned	—	165	165	165	204
Total non-performing assets	$6,755	$6,884	$7,801	$8,566	$10,363
Loans 30-89 days past due:
Residential real estate	$575	$400	$1,195	$303	$772
Commercial real estate	91	47	—	99	177
Commercial	169	552	557	183	425
Consumer and home equity	466	509	386	214	264
Total loans 30-89 days past due	$1,301	$1,508	$2,138	$799	$1,638
ACL on loans at the beginning of the period	$33,256	$37,865	$37,865	$37,865	$37,865
(Credit) provision for loan losses	(1,236)	(3,817)	(5,037)	(5,306)	(1,854)
Charge-offs:
Residential real estate	—	92	92	88	53
Commercial real estate	—	—	—	—	—
Commercial	245	799	503	406	147
Consumer and home equity	67	273	233	213	87
Total charge-offs	312	1,164	828	707	287
Total recoveries	(62)	(372)	(272)	(208)	(51)
Net charge-offs	250	792	556	499	236
ACL on loans at the end of the period	$31,770	$33,256	$32,272	$32,060	$35,775
Components of ACL:
ACL on loans	$31,770	$33,256	$32,272	$32,060	$35,775
ACL on off-balance sheet credit exposures(1)	3,356	3,195	3,185	2,515	2,466
ACL, end of period	$35,126	$36,451	$35,457	$34,575	$38,241
Ratios:
Non-performing loans to total loans	0.19%	0.20%	0.23%	0.26%	0.31%
Non-performing assets to total assets	0.12%	0.13%	0.14%	0.17%	0.20%
ACL on loans to total loans	0.90%	0.97%	0.97%	0.98%	1.11%
Net charge-offs (recoveries) to average loans (annualized):
Quarter-to-date	0.03%	0.03%	0.01%	0.03%	0.03%
Year-to-date	0.03%	0.02%	0.02%	0.03%	0.03%
ACL on loans to non-performing loans	470.32%	494.95%	422.63%	381.62%	352.15%
Loans 30-89 days past due to total loans	0.04%	0.04%	0.06%	0.02%	0.05%
(1)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net income, as presented	$16,795	$16,491	$19,740
Add: amortization of core deposit intangible assets, net of tax(1)	123	130	130
Net income, adjusted for amortization of core deposit intangible assets	$16,918	$16,621	$19,870
Average equity, as presented	$525,438	$545,347	$533,645
Less: average goodwill and core deposit intangible assets	(96,815)	(96,965)	(97,463)
Average tangible equity	$428,623	$448,382	$436,182
Return on average equity	12.96%	12.00%	15.00%
Return on average tangible equity	16.01%	14.71%	18.47%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Non-interest expense, as presented	$26,209	$26,968	$24,899
Less: prepayment penalty on borrowings	—	—	(514)
Adjusted non-interest expense	$26,209	$26,968	$24,385
Net interest income, as presented	$36,365	$36,797	$32,364
Add: effect of tax-exempt income(1)	226	224	271
Non-interest income, as presented	9,825	12,101	15,215
Adjusted net interest income plus non-interest income	$46,416	$49,122	$47,850
GAAP efficiency ratio	56.74%	55.15%	52.33%
Non-GAAP efficiency ratio	56.47%	54.90%	50.96%
(1) Assumed a 21% tax rate.

Earnings before Income Taxes and Provision, and Earnings before Income Taxes, Provision and SBA PPP Loan Income:
	For the Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net income, as presented	$16,795	$16,491	$19,740
Add: (credit) provision for credit losses	(1,075)	1,230	(1,956)
Add: income tax expense	4,261	4,209	4,896
Earnings before income taxes and provision for credit losses	$19,981	$21,930	$22,680
Less: SBA PPP loan income	(1,033)	(2,684)	(1,877)
Earnings before income taxes and provision for credit losses and SBA PPP loan income	$18,948	$19,246	$20,803

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Yield on interest-earning assets, as presented	3.07%	3.02%	3.15%
Add: effect of excess liquidity on yield on interest-earning assets	0.04%	0.16%	0.10%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.07)%	(0.17)%	(0.06)%
Adjusted yield on interest-earning assets	3.04%	3.01%	3.19%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net interest margin (fully-taxable equivalent), as presented	2.87%	2.82%	2.88%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	0.04%	0.15%	0.10%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	(0.07)%	(0.18)%	(0.07)%
Adjusted net interest margin (fully-taxable equivalent)	2.84%	2.79%	2.91%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	March 31, 2022	December 31, 2021	March 31, 2021
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$482,446	$541,294	$532,120
Less: goodwill and other intangible assets	(96,729)	(96,885)	(97,377)
Tangible shareholders' equity	$385,717	$444,409	$434,743
Shares outstanding at period end	14,746,410	14,739,956	14,928,434
Book value per share	$32.72	$36.72	$35.64
Tangible book value per share	$26.16	$30.15	$29.12
Tangible Common Equity Ratio:
Total assets	$5,420,415	$5,500,356	$5,089,279
Less: goodwill and other intangible assets	(96,729)	(96,885)	(97,377)
Tangible assets	$5,323,686	$5,403,471	$4,991,902
Common equity ratio	8.90%	9.84%	10.46%
Tangible common equity ratio	7.25%	8.22%	8.71%

Core Deposits:
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Total deposits	$4,576,664	$4,608,889	$4,211,630
Less: certificates of deposit	(299,865)	(309,648)	(346,046)
Less: brokered deposits	(161,302)	(208,468)	(288,758)
Core deposits	$4,115,497	$4,090,773	$3,576,826

Average Core Deposits:
	For the Three Months Ended
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Total average deposits	$4,380,035	$4,398,947	$3,770,314
Less: average certificates of deposit	(304,720)	(315,908)	(351,555)
Average core deposits	$4,075,315	$4,083,039	$3,418,759

Total loans, excluding SBA PPP loans:
(In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Total loans, as presented	$3,534,218	$3,431,474	$3,237,046
Less: SBA PPP loans	(6,311)	(35,953)	(169,407)
Total loans, excluding SBA PPP loans	$3,527,907	$3,395,521	$3,067,639